Exhibit 99.1

For Immediate Release	Contact: Phil Koning President, Macatawa Bank, 616.820.1429 or Jon Swets Chief Financial Officer, Macatawa Bank, 616.494.7645

Macatawa Bank Corporation Announces Stock Repurchase Program

Holland, Michigan, May 17, 2007 – Macatawa Bank Corp. (NASDAQ: MCBC), parent company of Macatawa Bank, today announced a stock repurchase program under which the Corporation may acquire up to $30,000,000 of its outstanding common stock.

Macatawa Bank Corporation Chairman and CEO Benj. A. Smith III said “The Board considers the Corporation’s common stock to be an attractive investment, given the price range in which it has traded recently.” Smith characterized the stock repurchase program as “part of Macatawa Bank Corporation’s ongoing efforts to enhance shareholder value and invest our resources in the most efficient manner possible.”

According to Smith, the repurchases generally will be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases. Share repurchases will be funded from available cash, under existing lines of credit and additional credit arrangements to be negotiated. “The extent of the repurchase program will depend on availability of funds, market conditions, share price, trading volumes and other factors,” Smith said, “and the exact number of shares the Corporation will repurchase is not guaranteed.” The Board of Directors may modify, suspend, extend or terminate the program at any time.

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank Corp. is the parent company for Macatawa Bank and Macatawa Bank Mortgage. Through its subsidiaries, the Corporation offers a full range of banking, investment and trust services to individuals, businesses and governmental entities from a network of 25 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties. Services include commercial, consumer and real estate financing; business and personal deposit services; ATMs and Internet banking services; trust and employee benefit plan services and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products. For more information, visit www.macatawabank.com.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”